UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 1, 2009

El Paso Pipeline Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33825	26-0789784
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2009, we filed with the New York Stock Exchange (“NYSE”) a qualified Domestic Company 303A Annual Written Affirmation notifying the NYSE that, due to the resignation of W. Matthew Ralls on January 1, 2009 as described in Item 5.02 of this current report on Form 8-K, our general partner has only two independent directors serving on its Audit Committee.  Accordingly, effective January 1, 2009, the Audit Committee of our Board’s general partner does not satisfy the requirements of Section 303A.07 of the NYSE Listed Company Manual.  Section 303A.07 requires that the audit committee of a listed company have a minimum of three members, each of whom satisfies the independence requirements set forth in Section 303A.02.  We are working diligently to rectify this deficiency and expect to be in full compliance with Section 303A.07 as soon as reasonably practicable.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2009, W. Matthew Ralls resigned from the Board of Directors of our general partner, El Paso Pipeline GP Company, L.L.C., effective immediately.  At the time of his resignation, Mr. Ralls served on the Audit Committee of our general partner’s Board of Directors as one of three independent directors.  Effective January 1, 2009, Mr. Ralls became the Chief Executive Officer and President of Rowan Companies, Inc.  As a result of his appointment as an officer of Rowan Companies, Inc., Mr. Ralls no longer qualified as an independent director of our general partner under the NYSE rules.  In accordance with our Corporate Governance Guidelines, with the change in his principal employment, Mr. Ralls submitted his resignation and the Board elected to accept his resignation effective as of January 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO PIPELINE PARTNERS, L.P.

By:	EL PASO PIPELINE GP COMPANY, L.L.C., its General Partner

By:	/s/ John R. Sult
John R. Sult
Senior Vice President, Chief Financial Officer and Controller
(Principal Financial and Accounting Officer)

Dated:  January 6, 2009